Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL YEAR 2010, AND FEBRUARY SALES RESULTS

CONFERENCE CALL SCHEDULED FOR 7:00AM (PT)

ISSAQUAH, Wash., March 3, 2010 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2010, both ended February 14, 2010, and its February sales results for the four weeks ended February 28, 2010.

Net sales for the second quarter of fiscal 2010 increased eleven percent, to $18.36 billion, from $16.49 billion during the second quarter of fiscal 2009. Net sales for the first half of fiscal 2010 increased eight percent, to $35.28 billion, from $32.52 billion during the first half of fiscal 2009.

Comparable sales for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2010 were as follows:

	12 Weeks	24 Weeks
U.S.	5%	3%
International	26%	19%
Total	9%	6%

Comparable sales for the 12-week and 24-week periods, excluding the positive impacts from gasoline inflation and the strengthening of foreign currencies (primarily in Canada, the United Kingdom and Korea), were as follows:

	12 Weeks	24 Weeks
U.S.	2%	2%
International	10%	9%
Total	3%	3%

Net income for the second quarter of fiscal 2010 was $299 million, or $.67 per diluted share, compared to $239 million, or $.55 per diluted share, during the second quarter of fiscal 2009. Net income for the first half of fiscal 2010 was $565 million, or $1.27 per diluted share, compared to net income for the first half of fiscal 2009 of $502 million or $1.14 per diluted share. The Company recorded a $22 million pre-tax charge ($0.03 per diluted share) related to a change in employee benefits in the second quarter of fiscal 2010 whereby certain unused time off will now be paid annually to the employee.

The Company today also reported net sales of $5.61 billion for the four weeks ended February 28, 2010, an increase of eleven percent from $5.06 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-six weeks ended February 28, 2010, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $38.06 billion, an increase of eight percent from $35.08 billion during the comparable period of the prior fiscal year.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February were as follows:

	4 Weeks	26 Weeks
U.S.	5%	3%
International	26%	19%
Total	9%	6%

Comparable sales for the 4-week and 26-week periods, excluding the positive impacts from gasoline inflation and strengthening of foreign currencies (primarily in Canada, the United Kingdom and Korea), were as follows:

	4 Weeks	26 Weeks
U.S.	2%	2%
International	10%	9%
Total	4%	3%

Costco currently operates 566 warehouses, including 413 in the United States and Puerto Rico, 77 in Canada, 21 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional seven to eight new warehouses prior to the end of its 2010 fiscal year on August 29, 2010.

A conference call to discuss these second quarter operating results and February sales is scheduled for 7:00 a.m. (PT) today, March 3, 2010, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 14, 2010	February 15, 2009	February 14, 2010	February 15, 2009
REVENUE
Net sales	$18,356	$16,488	$35,278	$32,524
Membership fees	386	355	763	714

Total revenue	18,742	16,843	36,041	33,238
OPERATING EXPENSES
Merchandise costs	16,396	14,771	31,477	29,047
Selling, general and administrative	1,873	1,666	3,650	3,343
Preopening expenses	3	7	14	20
Provision for impaired assets and closing costs, net	—	1	2	8

Operating income	470	398	898	820
OTHER INCOME (EXPENSE)
Interest expense	(26)	(25)	(50)	(50)
Interest income and other, net	30	12	48	33

INCOME BEFORE INCOME TAXES	474	385	896	803
Provision for income taxes	169	142	321	294

Net income including noncontrolling interests	305	243	575	509
Net income attributable to noncontrolling interests	(6)	(4)	(10)	(7)

NET INCOME ATTRIBUTABLE TO COSTCO	$299	$239	$565	$502

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.68	$0.55	$1.29	$1.16

Diluted	$0.67	$0.55	$1.27	$1.14

Shares used in calculation (000’s)
Basic	439,786	433,476	438,475	432,963
Diluted	446,918	439,688	445,870	440,095

Dividends per share	$0.18	$0.16	$0.36	$0.32

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	February 14, 2010	August 30, 2009
ASSETS
Cash and cash equivalents	$4,134	$3,157
Short-term investments	585	570
Receivables, net	951	834
Merchandise inventories	5,365	5,405
Deferred income taxes and other current assets	466	371

Total current assets	11,501	10,337
Property and equipment, net	11,105	10,900
Other assets	760	742

TOTAL ASSETS	$23,366	$21,979

LIABILITIES AND EQUITY
Accounts payable	$5,598	$5,450
Short-term borrowings and current portion of long-term debt	91	96
Other current liabilities	4,176	3,735

Total current liabilities	9,865	9,281
Long-term debt, excluding current portion	2,134	2,130
Deferred income taxes and other liabilities	624	464

Total liabilities	12,623	11,875

Total Costco stockholders’ equity	10,651	10,024
Noncontrolling interests	92	80

Total equity	10,743	10,104

TOTAL LIABILITIES AND EQUITY	$23,366	$21,979